CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.12

L IC E N S E    A G R E E M E N T

This Agreement is made and entered into this 1st day of August, 1996, by and between

Cambridge Display Technology, Ltd., having a principal place of business at 181a Huntingdon Road, Cambridge CB3 0DJ, United Kingdom (hereinafter referred to as “CDT”) on the one hand,

and

Philips Electronics N.V., a corporation organized and existing under the laws of the Netherlands, having a principal place of business at Groenewoudseweg 1, 5621 BA Eindhoven, the Netherlands (hereinafter referred to as “Philips”) on the other hand.

WITNESSETH

WHEREAS, Philips and its Subsidiaries are or intend to be in the business of manufacturing and selling polymer electroluminescent devices;

WHEREAS, CDT owns or controls several patents and/or patent applications in different countries of the world relating to polymer electroluminescent devices;

WHEREAS, Philips owns or controls several patents and/or patent applications in different countries of the world relating to polymer electroluminescent devices;

WHEREAS, Philips desires to acquire a license under said patents and/or patent applications, and CDT is willing to grant such a license on terms and conditions as described in this Agreement;

WHEREAS, both CDT and Philips have and expect to continue to have a research and development effort which will result in further patents relating to polymer electroluminescent devices;

WHEREAS, each party desires to acquire a license under current and future patents and patent applications of the other party, and

WHEREAS, each party is willing to extend such a license to the other party, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

Article 1

As used in this Agreement, the following terms shall have the following meanings:

1.01	The term “this Agreement” shall mean the present document, including Exhibit A.

1.02	The term “Subsidiary” shall mean any subsidiary for the time being of either party where the expression “subsidiary” shall have the meaning ascribed to it by Section 736 of the Companies Act 1985.

1.03	The term “Patent Rights” shall mean

(1)	patents and patent applications owned and/or the licensing of which is controlled by either Party to this Agreement or any of its Subsidiaries and any and all patents maturing from such patent applications;

(2)	any and all reissues, renewals and extensions of any of said patents; and

(3)	any and all divisions, continuations and continuations-in-part of said patent applications and all patents issuing thereon.

“Patent	Rights” shall include analogous rights, including utility models.

1.04	The term “Basic Patent Rights” shall mean CDT’s Patent Rights set forth in Exhibit A.

1.05	The term “Licensed Patent Rights” of either Party shall mean Patent Rights other than Basic Patent Rights relating to the manufacture, structure and operation of polymer electroluminescent devices and entitled to receive the benefit of a priority date before January 1, 2001. (Date patent initially filed at 1st Patent office).

1.06	The term “Products” shall mean complete polymer electroluminescent devices and arrays of such devices in the form of layers or layer structures incorporating at least a light emitting polymer layer and electrode layers and further optionally incorporating other layers such as for example substrate and supporting layers or protective layers. The term “Products” excludes [**].

1.07	The term “Remuneration Products” shall mean Products covered by any claim of the Basic Patent Rights.

1.08	The term “Net Sales Value” of Remuneration Products sold by Philips and/or any of its Subsidiaries shall mean the gross invoice price or arms length sales price whichever is the greater received therefor, less returns and less (to the extent separately stated on such invoice) any normal discounts and allowances actually granted and less any sales, use or other excise taxes and third party shipping charges included in such invoice price. “Net Sales Value” of Remuneration Products not sold (including those not sold as such but sold by Philips and/or any of its Subsidiaries as components or constituents of other products, or used by Philips and/or any of its Subsidiaries in its operations, or supplied by Philips and/or any of its Subsidiaries to others for use, or otherwise disposed of) shall mean the standard net selling price of Philips or of the Philips Subsidiary concerned, for such Remuneration Product (or the nearest equivalent to such Remuneration Product) in effect at the time of such use for quantities of Remuneration Products equal to the quantity so used in the month in which such use occurs or arms length sale price whichever is the greater.

1.09	The term “Effective Date” shall mean the date first above appearing on Page 1 of this Agreement.

1.10	The term “Term of this Agreement” shall mean the period of time running from the Effective Date of this Agreement to the date of expiration of the last expiring patent included in the Licensed Patent Rights.

1.11	The term “Term of the Basic Patent Rights” shall mean the period of time running from the Effective Date of this Agreement to the date of expiration of the last expiring patent included in the Basic Patent Rights.

1.12	The term “Licensed Year” shall mean the year commencing with the Effective Date hereof and each anniversary year thereafter.

1.13	The term “Party” or “Parties” shall mean CDT and/or Philips, as the case may be.

1.14	Plural shall include singular and singular shall include plural unless the context otherwise requires.

Article 2

2.01	CDT hereby grants and shall procure that its Subsidiaries shall grant to Philips and its Subsidiaries and Philips hereby accepts on behalf of itself and its Subsidiaries an indivisible, non-exclusive license under the Basic Patent Rights, without the right to grant sublicenses, to manufacture, to use and to sell or otherwise dispose of Remuneration Products, such licenses to be effective for the Term of this Agreement.

2.02	CDT hereby grants and shall procure that its Subsidiaries shall grant to Philips and its Subsidiaries and Philips hereby accepts on behalf of itself and its Subsidiaries a worldwide, indivisible, non-exclusive license under CDT’s Licensed Patent Rights, without the right to grant sublicenses, to manufacture, to use and to sell or otherwise dispose of Products in any and all countries of the world, such licenses to be effective for the Term of this Agreement.

The licenses granted in this Article 2.02 shall only apply to Licensed Patent Rights which CDT or its Subsidiaries are free to license to Philips and its Subsidiaries hereunder without CDT or its Subsidiaries having to pay royalties or other consideration to parties other than their employees.

2.03	Philips hereby grants and shall procure that its Subsidiaries shall grant to CDT and its Subsidiaries and CDT hereby accepts on behalf of itself and its Subsidiaries a worldwide, indivisible, non-exclusive license under Philips’ Licensed Patent Rights, without the right to grant sublicenses, to manufacture, to use and to sell or otherwise dispose of Products in any and all countries of the world, such licenses to be effective for the Term of this Agreement.

The licenses granted in this Article 2.03 shall only apply to Licensed Patent Rights which Philips or its Subsidiaries are free to license to CDT and its Subsidiaries hereunder without Philips or its Subsidiaries having to pay royalties or other consideration to parties other than their employees.

2.04	The licenses granted in this Article 2 to either Party and its Subsidiaries include a license to have manufactured for it, and to incorporate into Products, materials, foils and subassemblies of such Products.

2.05	The Parties shall not assert, nor cause or permit their Subsidiaries to assert, against any customer, direct or indirect, of the other Party, any claim for infringement of Basic or Licensed Patent Rights by such customer’s use, sale or other disposal of Products obtained directly or indirectly from said other Party, if and to the extent such use, sale or other disposal, if performed by said other Party, would have been licensed under this Agreement. For Remuneration Products provided by Philips or its Subsidiaries, this undertaking is conditional upon the actual payment of royalties as provided in Article 3.

Article 3

3.01	For the license rights granted to Philips and its Subsidiaries under Article 2.01, Philips shall pay to whom CDT designates:

(1)	a non-refundable license fee [**]

(2)	earned royalties and minimum royalties as recited in Articles 3.02 and 3.03 hereof.

3.02	As earned royalties, Philips shall pay to CDT the following with respect to all Remuneration Products sold by Philips and its Subsidiaries to third parties or otherwise disposed of by Philips and its Subsidiaries during the Term of the Basic Patent Rights:

(1)	[**]

(2)	[**]

3.03	In respect of each Licensed Year during the Term of the Basic Patent Rights [**] of the Effective Date Philips shall pay CDT a minimum royalty of [**] within two (2) months after the beginning of the said Licensed Year. Any minimum royalty paid by Philips to CDT shall only be creditable against earned royalties in the Licensed Year for which said minimum royalty is due.

3.04	In the circumstances where both of the following conditions are met:

(1)	Philips or its Subsidiaries manufacture Remuneration Products in a country where CDT has no Basic Patent Rights, and

(2)	such Remuneration Products are sold to a third party in a country where CDT has no Basic Patent Rights,

then the Parties agree to enter into good faith discussions about a reasonable compensation to CDT, taking into account CDT’s legitimate business interests and the expected proportion of Remuneration Products that will be imported by the third party into a country where CDT has a Basic Patent Right, where such Remuneration Products may be sold as such or as components or constituents of other products. Such reasonable compensation will in no case be higher than the compensation agreed upon in Article 3.02.

3.05	Other than has been provided in Articles 3.01 to 3.04, the licenses under Articles 2.02 and 2.03 are royalty free and no license fee is payable.

3.06	No royalty shall be due for sales by Philips or its Subsidiaries to CDT or its Subsidiaries.

Article 4

4.01	All royalties and other amounts payable pursuant to Article 3 hereof shall be paid in US Dollars. In case of Net Sales Value paid to Philips in other currency than US Dollars, the rate of exchange for converting such other currency shall be the telegraphic selling rate of US Dollars in terms of the other currency quoted by Citi Bank New York for payment of current transactions on the last day of the three (3) months calendar period in respect of which the report according to Article 5 is due.

4.02	All taxes, duties, fees, imposts or other charges imposed or required to be withheld by any taxing authority in any jurisdiction on the amounts payable by Philips to CDT pursuant to Article 3 hereof or levied by reason of the execution of this Agreement shall be borne and paid by Philips so that CDT shall receive the amount calculated to be due under Article 3, except to the extent that CDT can offset such taxes, duties, fees, imposts or charges against its tax liability. Philips shall deliver to CDT the original or a true copy of the receipts covering each of such payments of said taxes, duties, fees, imposts or charges and such other documents as may be required to claim such offset.

Article 5

Not later than the last day of the second (2nd) month following each three (3) months calendar period subsequent to January 1, 1997, Philips shall furnish to CDT a written report in such detail as CDT reasonably requires of all amounts due and their calculation pursuant to Article 3 for the relevant three (3) months calendar period, and shall pay CDT all amounts due to CDT. The first such report made by Philips shall also include the Net Sales Value of Remuneration Products sold or otherwise disposed of prior to January 1, 1997. Not later than two (2) months after the expiration date or other termination of this Agreement, Philips shall furnish to CDT a written report of all amounts due pursuant to Article 3 for the period ending on the expiration or termination date and shall pay CDT all amounts due to CDT.

Such report shall also be accompanied by all the receipts or receipt copies required by reason of Article 4 hereof showing payment by Philips for the account of CDT of all taxes, duties, fees, imposts or charges required to be withheld by Philips from the amounts paid to CDT during the specified period, and such report shall separately show such taxes, duties, fees, imposts or charges.

Article 6

Philips shall keep and cause its Subsidiaries to keep true and complete books of account containing an accurate record of all data necessary for the determination of the amount of the royalty payments that shall become due under Article 3 hereof, and shall permit and cause its Subsidiaries to permit CDT, by a duly authorized independent auditor reasonably acceptable to Philips, to examine on a confidential basis such books or accounts at all reasonable time during normal business hours (but not more than once in any Licensed Year) to such extent as may be necessary to determine the accuracy or inaccuracy of any of the statements to be rendered by Philips pursuant to Article 5 hereof; provided, however, that the examination with respect to the books of any Licensed Year shall be made within three (3) years after the end of such Licensed Year. Such inspection shall be completed at the own expense of CDT, provided that if any deficiency exceeding five percent (5%) of the money actually due is found in connection with the computation the cost of such inspection shall be borne by Philips.

Article 7

If Philips shall fail to render a statement, make proper payment or deliver a tax receipt or tax receipt copy hereunder when due and such default shall continue for sixty (60) days after written notice thereof from CDT, or if Philips shall become insolvent, or file a petition in bankruptcy or insolvency or be adjudicated insolvent, CDT may terminate this Agreement and thus the licenses herein granted upon ten (10) working days prior written notice to Philips. Any such termination shall be without prejudice to any accrued rights of CDT, including without limitation the license fee and minimum royalties under Articles 3.01(1) and 3.03, and all royalties earned prior to such termination.

Article 8

Except as otherwise specifically provided herein, any notice or communication required or permitted hereunder shall be in writing, which shall be deemed to include facsimile provided the same is confirmed by prepaid post, posted within 48 hours of such facsimile, and may be sent by facsimile or by prepaid registered air mail, addressed to the party concerned at such address as such party shall have notified to the party giving notice in writing for that purpose, failing which at the registered office or principal place of business of the party receiving the notice. Any payments to be made hereunder by Philips to CDT shall be made in US Dollars and shall be transmitted, unless expressly indicated otherwise by CDT, by wire transfer to CDT’s account with TSB Bank p1c, 6 St. Andrews Street, Cambridge, CB2 3AX, Sort Code 77-05-18, Account Number 9321 3468, mentioning as title for payment “Royalties LEP’s”. The date of giving of any such notice, receipt, report or other communication, and the date of making any such payment, provided such payment is received, shall be the date the facsimile or payment was transmitted. The Post Office receipt showing the date of deposit shall be prima facie evidence of these facts in respect of postal transmission.

Article 9

If under otherwise similar and substantially the same conditions as contained in this Agreement, licenses under Patent Rights referred to and licensed pursuant to this Agreement should be granted for Remuneration Products to any third party at a royalty rate more favourable than the rate payable by Philips under this Agreement, Philips shall be entitled to have the royalty rate applicable to it modified (subject to undertaking such terms as are undertaken by such third party and in any event only from the date such royalty and terms apply to such third party) to such extent that the same shall be as favourable as that available to such third party.

Article 10

10.01	At the option of either Party, the Parties shall discuss in good faith the possibility and the conditions for extending the licenses in this Agreement to [**].

10.02	The Parties hereto agree to engage in good faith discussions to extend the period for including Patent Rights under Licensed Patent Rights until after January 1, 2001, such discussions to be started at least six (6) months before that date.

Article 11

11.01	The licenses herein shall extend, to the extent specified, to the Subsidiaries of the Parties.

Neither Party to this Agreement shall assign or transfer any of its rights or privileges hereunder without the prior written consent of the other Party and without such authorization or approval of any competent governmental authority as then may be required.

11.02	In the event either Party or their Subsidiaries’ undertakings, business or assets relating to the manufacture, sale and/or other disposal of Products are divested or are acquired by any third party or the majority of the issued share capital of either Party or their Subsidiaries is acquired by any third party, the licenses granted hereunder to that Party or its Subsidiaries shall remain limited to its activities before such event and shall not extend to any operations or activities with which that Party or its Subsidiaries’ activities are or become combined, merged or otherwise grow “unnaturally”.

Article 12

12.01	Either Party or its Subsidiaries may assign or otherwise transfer any of its Patent Rights subject to this Agreement; provided that such transfer and any subsequent transfer (i) is made subject to the licensing commitments hereunder and (ii) does not cause the other Party to negotiate with or make any payments to any third party.

12.02	Nothing contained in this Agreement shall be construed as:

(i)	a restriction on the right of either Party or its Subsidiaries to make, use, sell or otherwise dispose of any particular product or products other than Products; or

(ii)	a warranty or representation by either Party or its Subsidiaries as to the validity or scope of any Patent Rights licensed hereunder; or

(iii)	a warranty or representation that any manufacture, sale, use or other disposition of Products hereunder will be free from infringement of patent rights or other industrial or intellectual property rights, under which no licenses have been granted under and pursuant to this Agreement; or

(iv)	an obligation on either Party or any of its Subsidiaries to file any patent application or to secure any patent rights or maintain any patent rights in force; or

(v)	an agreement to bring or prosecute actions or suits against outside third parties for infringement or conferring any rights to bring or prosecute actions or suits against third parties for infringement; or

(vi)	conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either Party or any of its Subsidiaries, except as otherwise agreed in writing; or

(vii)	conferring by implication, estoppel or otherwise, upon either Party or its Subsidiaries licensed hereunder, any license or other right under any patent rights or other industrial or intellectual property rights except for the licenses and rights expressly granted hereunder; or

(viii)	an obligation to furnish any technical information or know-how; or

(ix)	requiring CDT to repay or account for any sums actually received or which have become due under this Agreement at the time in question.

Article 13

13.01	This Agreement shall be construed, and the performance thereof shall be enforced, in accordance with the laws of England.

13.02	All disputes arising out of or in connection with the interpretation or execution of this Agreement during its life or thereafter shall be finally settled according to the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator chosen in accordance with the Rules. The Court of Arbitration shall convene at London, Great Britain, or such other place as the Parties may agree. The award of the Court of Arbitration shall be final and binding.

13.03	If any question or matter arises as to the calculation or determination of Net Sales Value (in so far as it depends on the price or “arms length price” of any Remuneration Products), either Party may refer the matter to an expert for determination. The Parties shall appoint such member of the Institute of Chartered Accountants in England, with relevant experience, as they may agree, or in the absence of agreement as shall be nominated by the President for the time being of the Institute of Chartered Accountants, who shall decide the matter as soon as reasonably practicable, and in any event within 3 months of his appointment.

The costs of such appointment shall be borne by the Parties in such proportion as the expert thinks fit. The Parties shall make available to the expert all such information and documents as he reasonably requires for the purpose of making his determination. The determination of the expert shall be final and binding on both Parties.

13.04	The Parties shall keep the detailed terms of this Agreement confidential, and shall not now or hereafter divulge any such detailed terms to any outside third party except:

(a)	with the prior written consent of the other Party; or

(b)	to any governmental body having jurisdiction to call therefor; or

(c)	as otherwise may be required by law or legal processes; or

(d)	in confidence to legal counsel or other professional advisers of either Party.

13.05	The waiver by either Party of a breach or default in any of the provisions of this Agreement by the other Party shall not be construed as a waiver by such Party of any succeeding breach of the same or other provisions, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

13.06	This Agreement sets forth the entire agreement and understanding between the Parties hereto as to the subject matter hereof and merges and supersedes any and all prior discussions between them.

This Agreement may not be amended except in a written instrument signed by both Parties.

13.07	If any term, clause or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause or provision shall not be thereby affected and such invalid term, clause or provision shall be deemed deleted from this Agreement.

13.08	CDT and its Subsidiaries shall not be liable for any employee, public or product liability arising out of or based on any exercise by Philips or its Subsidiaries of the license granted under this Agreement and Philips shall indemnify CDT and its Subsidiaries and hold them harmless against all claims, actions, losses and costs (including reasonable legal costs) pursuant to any claim or action by any third party against CDT or its Subsidiaries for the same.

Philips and its Subsidiaries shall not be liable for any employee, public or product liability arising out of or based on any exercise by CDT or its Subsidiaries of the license granted under this Agreement and CDT shall indemnify Philips and Its Subsidiaries and hold them harmless against all claims, actions, losses and costs (including reasonable legal costs) pursuant to any claim or action by any third party against Philips or its Subsidiaries for the same.

The Party relying on such indemnity shall inform the other promptly of any such claim or action, and the other Party shall, subject to suitable security being given in respect of any liability which the indemnified Party may incur in the proceedings, be entitled to have the conduct of any proceedings or settlement negotiations. The indemnifying Party shall keep the indemnified Party fully informed and shall not settle the proceedings or incur any liability on the part of the indemnified Party without prior written consent of the indemnified Party, such consent not to be unreasonably withheld.

Each Party receives and holds the indemnity herein as agent and trustee of its Subsidiaries.

13.09	Each Party agrees to notify the other promptly of any apparent infringement by any third party of any of the rights licensed to it hereunder on becoming aware of the same. However, any inadvertent failure to observe this obligation shall not, without more, be considered as a material breach of the Agreement.

13.10	For a minimum period of ten (10) years from the Effective Date, Philips shall ensure that published technical material relating to Remuneration Products so far as reasonable carries the notice “Manufactured under licence from CDT” or similar language or a translation thereof. However, any failure to observe this obligation shall not be considered as a material breach of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Cambridge Display Technology, Ltd.		Philips Electronics N.V.

By:	/s/ David Fyfe	By:	/s/ E.P. Continho

Title:	Chief Executive	Title:	Authorized Signatory

Date:	12.8.1996	Date:	12-8-1996